UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: September 7, 2012

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215

Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, the Company entered into the Amended and Restated Credit Agreement dated as of November 18, 2011 (the “Credit Agreement”) among the Company, as borrower, Union Bank, N.A., as Administrative Agent and Security Agent, and the various lenders party to the Credit Agreement. The terms of the Credit Agreement allow the Company from time to time to request an increase of the original $345 million revolving commitment up to an aggregate amount of $450 million (the “Accordion”).

Effective as of September 7, 2012, the Company partially exercised the Accordion to increase the aggregate commitments under its revolving credit facility by $85 million. In the process, three new banks were added as additional lenders under the Credit Agreement.

As a result of the Company’s partial exercise of the Accordion, borrowing capacity under the Credit Agreement increased from $345 million to $430 million, and the Company remains entitled to exercise the Accordion (in one or more separate occurrences) to increase its borrowing capacity by an aggregate amount not greater than $20 million. All other terms of the Credit Agreement remain unchanged.

Item 7.01 Regulation FD Disclosure

On September 10, 2012, the Company issued a news release in connection with the matters described above. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements & Exhibits

The Company hereby furnishes the following exhibit pursuant to Item 7.01, “Regulation FD Disclosure.”

Exhibit No.	Description
99.1	News release by Willis Lease Finance Corporation, dated September 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 10, 2012

WILLIS LEASE FINANCE CORPORATION

	By:	/s/ Bradley S. Forsyth
Bradley S. Forsyth
Senior Vice President and
Chief Financial Officer